March 18, 2005


Mail Stop 0306



Donald Rabinovitch, President
AFP Imaging Corporation
250 Clearbrook Road
Elmsford, New York  10523


Via U S Mail and FAX [(914) 592-6148]

Re:	AFP Imaging Corporation
	Form 10-K for the fiscal year ended June 30, 2004
	Form 10-Q for the fiscal quarter ended September 30, 2004
	File No.  0-10832

Dear  Mr. Rabinovitch:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant